EXHIBIT 21

Subsidiaries of the Registrant

Trussnet USA, Inc., incorporated under the laws of the state of Nevada

ChinaTel Argentina S.A., incorporated under the laws of the Republic of Argentina (held indirectly through Trussnet)

Gulfstream Capital Partners Ltd., incorporated under the laws of the Republic of Seychelles (held indirectly through Trussnet)

Perusat, N.A., incorporated under the laws of the Republic of Peru (95% interest held indirectly through Trussnet)

ChinaComm, Limited., incorporated under the laws of the Cayman Islands (49% interest held indirectly through Trussnet)

Smart Channel Development Co., incorporated under the laws of Hong Kong (held indirectly through ChinaComm Limited)

Trussnet Gulfstream (Dahlian) Co. Ltd., a wholly-owned foreign investment enterprise incorporated under the laws of the Peoples Republic of China (held indirectly through ChinaComm, Limited.)

Yunji Communications Technology Co. Ltd., a wholly-owned foreign investment enterprise incorporated under the laws of the Peoples Republic of China (held indirectly through ChinaComm Limited)